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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                 SCHEDULE 13G




            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                       (AMENDMENT NO. _________________)*

                             Artificial Life, Inc.

         ------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock

         -----------------------------------------------------------
                         (Title of Class of Securities)

                                   04314Q105
         ----------------------------------------------------------
                                 (CUSIP Number)

                                    12/31/00
         ----------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ]  Rule 13d-1(b)

      [ ]  Rule 13d-1(c)

      [X]  Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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  ===================                                        =================
  CUSIP NO. 04314Q105                                        Page 2 of 5 Pages
  ===================                                        =================

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Eberhard Schoneburg

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Germany

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            5,667,377 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             5,667,377 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      5,667,377 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
      Not applicable

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      55.6% (based on 10,200,864 shares outstanding)

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
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=========================                       ===================
CUSIP NO.   04314Q105             13G            PAGE 3 OF 5 PAGES
=========================                       ===================

Item 1(a).  Name of Issuer:
            ---------------

            Artificial Life, Inc.


Item 1(b).  Address of Issuer's Principal Executive Offices:
            ------------------------------------------------

            Four Copley Place, Suite 102
            Boston, MA 02116

Item 2(a).  Name of Person Filing:
            ----------------------

            Eberhard Schoneburg


Item 2(b).  Address of Principal Business Office or, if None, Residence:
            ------------------------------------------------------------

            Four Copley Place, Suite 102
            Boston, MA 02116

Item 2(c).  Citizenship:
            ------------

            Germany

Item 2(d).  Title of Class of Securities:
            -----------------------------

            Common Stock

Item 2(e).  CUSIP Number:
            -------------

            04314Q105

Item 3.  If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
         --------------------------------------------------------------------
         (c), Check Whether the Person Filing is a:
         ------------------------------------------

    (a)  [ ]  Broker or dealer registered under Section 15 of the Exchange Act.

    (b)  [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act.

    (c)  [ ]  Insurance company as defined in Section 3(a)(19) of the Exchange
              Act.
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CUSIP NO.   04314Q105                 13G              PAGE 4 OF 5 PAGES
=============================                         ===================

    (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

    (e)  [ ]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

    (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

    (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

    (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

    (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

    (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

    If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

Item 4.       Ownership
              ---------

    (a)  Amount beneficially owned: 5,667,377 shares

    (b)  Percent of class:  55.6%

    (c)  Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote: 5,667,377 shares

         (ii)  shared power to vote or to direct the vote:  0

         (iii) sole power to dispose or to direct the disposition of:
               5,667,377 shares

         (iv)  shared power to dispose or to direct the disposition of:  0

Item 5.  Ownership of Five Percent or Less of a Class
         --------------------------------------------

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

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========================                     ====================
CUSIP NO.   04314Q105           13G            PAGE 5 OF 5 PAGES
========================                     ====================

Item 6.  Ownership of More than Five Percent on Behalf of Another Person
         ---------------------------------------------------------------

         Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

         Not applicable

Item 8.  Identification and Classification of Members of the Group
         ---------------------------------------------------------

         Not applicable

Item 9.  Notice of Dissolution of Group
         ------------------------------

         Not applicable

Item 10. Certification
         -------------

         Not applicable

                                    SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:   February 14, 2001

                                    /s/ Eberhard Schoneburg
                                    ----------------------------------------
                                    Name:    Eberhard Schoneburg